UVISION, Inc.

UVISION is a pioneer in the Film, Video and NFT space. A platform that gives filmmakers the opportunity to fund their projects through independent investors in exchange for film exclusive NFTs & rewards. UVISION is creating groundbreaking opportunities to give back creative & financial control.


UVISION

Invest

$100 minimum investment

DEADLINE: November 10, 2022

in 3 months

SHARE PRICE

$2.50

TOTAL RAISED

$0

VALUATION

$9,500,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

UVISION is developing a platform that gives filmmakers the opportunity to fund their projects through individual/independent investors in exchange for exclusive digital collectible NFTs.

Filmmaking is in our DNA. We started UVISION in the Winter of 2021 through bootstrapping and sweat equity. Having run a film production studio, we understand the limitations of the film industry for new and upcoming creators.

HIGHLIGHTS

- One of the first platforms that seek to use NFTs as a form of funding to produce high quality video content.
- The founders of the company are film industry professionals, with a background in marketing and business — working with UFC, Amazon Prime Video, TED, etc.
- Our team consists of a young and motivated programming team, specializing in blockchain and Web 3.
- UVISION'S platform is currently in active development. Our focus is on perfecting the user experience and backend prior to launch.
- Empowering filmmakers and investors to take creative + financial control into their own hands.
- Movie memorabilia market valued at $30 Billion + $27 Billion addressable NFTs market.[1]
- Open-up the film & video industry to investors and creators worldwide - without any restrictions.
- Film and video content is the next big step in the NFT & collectibles market.

PROBLEM

Barriers to entry for creatives

- The $235 billion film industry is controlled by a handful of production companies who decide what gets made and what doesn't.[2] These production companies are run by gatekeepers who hand select projects and people to represent their own self-interests.
- We are of the opinion that this is a closed economy where opportunity is not based on merit, but rather nepotism.
- Talented filmmakers don't even get the chance to pitch their projects to studios as they don't have the connections to get through the door.
- Large studios seize creative control for their own purposes
- Unfair distribution of revenue between studio and film-makers


Unfair distribution of revenue, decided behind locked doors.
UVISION

SOLUTION

Giving power back to the people through UVISION

- A decentralized funding platform for video-creation without barriers to entry.
- Opportunity for investors to back films they want to see while generating investor value through promotion.
- Investors & audience fund projects in which they see value, in exchange for ownership with no strings attached.
- Unique platform for film-based NFT Creation
- A marketplace to explore film pitches, gather insights and provide transparency to investors.
- Align the interests of creators and investors in a meritocratic system - by cutting out the middleman (aka. The Studio Model)
- Investors play an active role in promoting their investment, better promotion = potential higher valuation.
- Filmmakers will take back creative and financial control of their stories without having to cater to the demands of a studio.


UVISION
Pitch project to investors
Secure funding & Issue NFTs
Produce the film
Share with the world
Grow NFT Valuation

BUSINESS MODEL

Redistributing equity in the film industry requires opening up access to individual investors. Our business model focuses on keeping costs affordable for the filmmaker, while reducing transaction costs of investors. We want a simple model which allows for safe and fast transactions helping both investors and filmmakers get what they want.

Pitch submission fee:

- Scaled fee for each submission, based on the filmmakers funding target.
- UVISION's goal is to make access to funding affordable + accessible for filmmakers.

The Royalty:

- 1-2% royalty of the sale price every time the NFT is transacted on any marketplace (tracked perpetually by the blockchain even after NFTs trading leaves the UVISION platform).
- Investors receive tiers of collectibles and behind the scenes access depending on their level of investment.

All distribution rights for the film remain with the director, the rights to the distribution of the collectible remains with UVISION.



Submit your pitch to UVISION
Your pitch will include documents, teasers, ideas, concept art, etc.
UVISION
NFT
Film Exclusive NFTs
Investors buy into projects with potential and receive film exclusive NFTs. Funding received from the NFT goes to the filmmaker as a production budget.
UVISION
Pitch Review
UVISION will review each pitch submission. If everything is in order, your project will be listed on the catalogue for investors to buy into.
Independent Investment
Investors get open access to the UVISION catalogue. Each film will have it's complete pitch package public to investors.



No
Film Produced
From the budget you received from UVISION investors, produce your film and share it with the world!
Film Release
Your film has the potential to take off, and so do your NFTs.
Celebrate sucess!
Investors can benefit from NFT sales. Filmmakers get their dream projects made.
Win. Win. Win.

MARKET


In 2020, the global film economy
accounted for $235 Billion USD.
Analysts forecast $315 Billion by 2025
and $410 Billion by 2030.
Global Collectibles Market
8% in 2021
27% by 2031
Physical Collectibles
NFT Collectibles
NFT market grew 40900% from 2020 to 2021.
From $100 million USD to $41 Billion USD.

The global film economy continues to boom as box office collection is at an all-time high. Global demand for video content is higher than ever before with 96% of consumers increasing their online video consumption between 2020 and 2021.[3] On average, a person is predicted to consume 100 minutes of video content every single day.[4] With the exponential increase in viewership, the need for content and content-creators is at its highest.

The NFT market is expected to continue growing at astronomical rates as cryptocurrency and blockchain technology become more accessible. Analysts predict the NFT market will be valued at $357 Billion USD by 2030.[5]

The Global Collectibles market is valued around $400 Billion USD with NFT's accounting for just 8%.[1] To make digital collectibles more desirable, UVISION is working towards bringing film exclusive NFTs to the collectibles market.

Competitive Landscape:

UVISION aims to disrupt the industry by creating a first-of-its-kind decentralized economy merging NFT's and film.

Here are our indirect competitors from different industries:

NFT Industry

OpenSea:

- A marketplace for rare digital items and crypto collectibles (not related to film or funding).
- Peer-to-peer marketplace approach to NFT's
- Focused on the transaction of digital collectibles UVISION sees OpenSea as a potential partner to share UVISION NFTs to a broader market. Pending successful distribution of the NFTs, we anticipate them being tradable on OpenSea.

UVISION is focused on creating an ecosystem in which digital collectibles are tied to the production and distribution of tangible assets (film/videos). UVISION helps creators fund their projects and opens the industry to individual investors.

Crowdfunding:

We don't see crowdfunding sites such as Kickstarter or Indiegogo as a direct competition. UVISION is being designed to be far more expansive, a decentralized platform for tying digital collectibles to a tangible product.

- Kickstarter/Indiegogo are general crowdfunding websites for products, services, and art.
- High platform + payment processing fees (8-10%) reduce creator equity and disincentivize backers.
- NO transactable rewards or quantifiable return on investment.
- Region-based banking restrictions limit funding and project viability.
- No involvement in NFTs or collectibles market.

Film Studios:

UVISION operates with a different structure to reward creators and investors equitably. Reimagining the industry's approach to film funding.

- Large studios that are closed off to emerging filmmakers.
- Inequitable distribution of profits favoring the studios investors.
- Riddled with high profile controversies and poor working conditions.
- Outdated hierarchical structure taking financial and creative control away from artists.
- Slow to adopt alternate revenue streams (digital collectibles).


Red Pill or Blue Pill?
Film Studios
Traditional Funding
Hollywood Route
Streaming Networks
UVISION
Nepotism
Give up creative control
Closed Economy
Studio Agenda
Creator undervalued
No barrier to Entry
Full creative control
Open Economy
True Meritocracy
The people choose the films they want to see
UVISION

MARKETING STRATEGY



UVISION
Word of mouth
Funding through crowdfunding (UVISION DAO)
Film community outreach campaign
Incentives for Investors on UVISION
Incentives for filmmakers on UVISION
Sponsored content with partners
Targeted commercials through accredited filmmakers

- UVISION is working on developing a comprehensive communications/marketing strategy which aims to create strong traction, with the goal of bringing in thousands of film pitches.
- With an extensive network within the film community, UVISION aims to incentivize established filmmakers to be active members on the platform - as both creators & investors.
- Targeted sponsorships and partnered content with industry leading digital filmmakers
- Provide popular entertainers financial incentives to partner with UVISION for funding, while promoting UVISION to their audience.
- Sponsor independent film-festivals, promoting UVISION as an opportunity to get their films funded
- Target up-and-coming creators with an educational advertisement campaign, presenting UVISION as a better alternative to traditional funding.
- Utilize Crypto-leaders in the NFT to promote investment opportunities and investment incentives for new users.

TEAM

Filmmaking is in our DNA. The founders of the company are film industry professionals with a strong portfolio working with Amazon Prime, UFC, TED, etc. well versed in marketing and business. Our programming team consists of a young and motivated team specializing in blockchain and Web 3.



TEAM
Parsa Mayahi
Founder | CEO
• Founder and Executive Director of Past Midnight Films (https://pmfilms.studio/).
• Director and Producer of Blindside Doc-Series streaming Amazon Prime Video.
• Director and Producer for EMBEDDED Series on UFC Fight Pass.
• Creative Director/Editor of TED in TEDxUBC.
• Director/Producer of The Distance Documentary and Second Generation Documentary series on Manoto TV.
• Investor/specialist in cryptoassets focused on utility, protocols, technology, legal, regulatory, and decentralized economics.
• Created over 200 commercial and Music Videos for more than 30 established brands/Artists such as Therabody, Red Bull, Cymbotica, Midday Square, Millions, Carol Bike, etc. Devised and executed the brand's all digital content strategy from design to production to promotion.
Sam Giahi
Co-Founder | CFO
• Portfolio Manager at G-State Investment Group. Managing a diverse portfolio with +$1M worth of assets.
• Business Manager at Past Midnight Films
• Early Investor in Blockchain Technology with specialty in Financial analysis, valuation, and modeling using discounted cash flow, and multiples-based analysis.
• Accounting Associate at Hadley Auto express. Specialized in Business diligence, tax compliance, and Payroll processing.
Sam Shastri
Chief Marketing Officer
• Multimedia Marketing and Content Specialist at Weir Motion Metrics
• Producing high quality product content, technical training and documentaries.
• Develops content strategy based on advanced engagement analytics.
• Director of Photography and Lead Editor at Past Midnight Films.
• Experience in designing and executing marketing campaigns for blockchain projects - Technical understanding of zero-knowledge proofs and other cryptographic implementations.
Elton Jacob
Chief Technology Officer
• Technology Specialist at Morgan Stanley
• Former Web developer for the University of Florida Innovation Academy.
• Creator of one of the biggest decentralized book retail web applications for college students.
• Experience in Decentralized Applications Development.
• Specialist in Web3 and Blockchain technologies.
• Professional experience with both Frontend and Backend development.



Jaime Matus
Advisor
Co-Founder of Cacao Capital VC
Conscious Angel Investment & Venture Capital focused on supporting amazing entrepreneurs with impactful projects in emerging markets. We are a small & family-owned firm based in Central America, addressing small and medium sized startups. We focus on startups in the stages of Idea, Pre-Seed, Seed & Early Stage. We partner with entrepreneurs driving conscious projects.
We help Startups develop & integrate their business strategy, combining experience & "hands on" support in different areas.
We have participated in several cool business ventures, having the opportunity to learn from amazing entrepreneurs & mentors.
About Cacao Capital....
The first people to grow cacao trees in Central America were the Maya, one of the oldest civilizations on the continent. They used cacao beans as a currency to exchange food and clothes, as well as for preparing a bitter drink. For the Maya Civilization, cacao beans served as a means of payment and the "divine beverage" was reserved only for the privileged few.
So Cacao Capital is a small tribute for our beloved Maya Culture & Civilization.
Deanna Brown
Advisor
Managing Director at PMC Ventures
Entrepreneurial-minded senior executive demonstrating an innate ability to execute business growth and innovation within a myriad of environments and industries. Acknowledged as a media, digital, and "Live" channel thought leader skilled at delivering high growth multiples. Progressive advancement directly linked to attainment of key business goals, expert at articulating and implementing change while gaining consensus from parties. Analytical with sharp problem resolution capabilities and negotiations savvy.
Recent accomplishments include:
+ Modernized and developed iconic brands - Billboard and The Hollywood Reporter - including digital assets and footprint (growth of 20+%), revenue streams and channel programming ("Live" as well as virtual events), and team culture/effectiveness.
+ Acquired and re-engineered business around Nielsen Music including product, people and process resulting in double digit growth during the pandemic year.
+ Doubled company revenue from $37M to $89M in less than four years as CEO and Board Member at Federated Media LLC.

SOURCES

[1]https://www.marketdecipher.com/report/collectibles-market

[2]https://www.researchandmarkets.com/reports/5238077/film-and-video-global-market-report-2021-covid?utm_source=BW&utm_medium=PressRelease&utm_code=rjt2d6&utm_campaign=1588263+-+Global+Film+and+Video+Services+Market+Report+2021+-+Opportunities+and+Strategies+to+2030&utm_exec=chdo54prd

[3]https://www.wyzowl.com/sovm-results-2021/

[4]https://www.zenithmedia.com/online-video-viewing-to-reach-100-minutes-a-day-in-2021/

[5]https://www.emergenresearch.com/industry-report/non-fungible-token-market

USE OF PROCEEDS

If the offering's maximum amount of $500,000 is raised:

Use	Value	% of Proceeds
Payroll	$150,000	30.0%
Marketing	$160,000	32.0%
Intellectual Property	$47,500	9.5%
Product Development	$73,000	14.6%
Accounting/Legal	$45,000	9.0%
Intermediary fees	$24,500	4.9%

TERMS

This is an offering of Class C Voting Common Stock, under registration exemption 4(a)(6), in UVISION, Inc.. This offering must raise at least $10,000 by November 10, 2022 at 8:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. UVISION, Inc. may issue additional securities to raise up to $500,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,000,000 shares
× $2.50 per share

$10,000,000 implied valuation

PITCH DECK

UVISION, Inc. Pitch Deck

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on August 10, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

> Website

UPDATES

Aug 10, 2022 • Primary offering of 200,000 shares at $2.50

Aug 10, 2022 • Filed Form C

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